Exhibit 10.1

VIA FACSIMILE

November 16, 2004

Glenn Rudzewick
GSEP 1999 Realty Corp.
C/O Goldman Sachs Asset Management
One New York Plaza
42nd Floor
New York, New York 10004
Fax: 212-428-1046

RE: 9% Series C Cumulative Redeemable Preferred Equity Notice of Redemption

Dear Glenn:

In accordance with Section iii (A) of the Annex to Second Amendment to the Second Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership dated as of September 3, 1999 between and among Taubman Centers, Inc., TG Partners Limited Partnership and Taub-Co Management, Inc., this letter serves as notice of redemption of all of the $75,000,000 of 9% Series C Cumulative Redeemable Preferred Equity on the Redemption Date of November 23, 2004.

The Redemption Price will include the $75,000,000 contributed capital plus the Unpaid Series C Preferred Return as of November 23, 2004 of $975,000 for a total Redemption Price of $75,975,000. The settlement amount will include the Redemption Price less your estimated state nonresident partner withholding taxes that will be determined prior to the Redemption Date. Any difference between the estimated state withholding tax and the final withholding tax after completion of year-end tax returns will be refunded to you.

A Certificate of Withdrawal is to be delivered to my attention at the above address in exchange for payment of the settlement amount which will be wired to your Investors Bank & Trust account on November 23, 2004.

If you have any questions, please call me at (248) 258-7258.

Sincerely,

/s/ Steven E. Eder

Steven E. Eder
Authorized Signatory
The Taubman Realty Group Limited Partnership

CC:	Lisa Payne Ken Gold - Miro Liesl Maloney - Honigman Mike Graziano - Goldman Sachs